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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) January 1, 1999


                                  BARNETT INC.
             (Exact Name of Registrant as Specified in its Charter)


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
             Delaware                         0-21728                            59-1380437
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
 (State or other jurisdiction of      (Commission File Number)                (I.R.S. Employer
  incorporation or organization)                                             Identification No.)
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      3333 Lenox Avenue, Jacksonville, Florida                   32254
      (Address of Principal Executive Offices)                (Zip Code)


      Registrant's telephone number, including area code:      (904) 384-6530



                                 Not Applicable
          (Former name or former address, if changed since last report)







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ITEM 2. ACQUISITION OF ASSETS

         On December 14, 1998, Barnett Inc.(the "Company") announced that the Company had entered into an agreement in principle to acquire certain of the assets and liabilities of the U.S. Lock division of WOC Inc., an indirect wholly owned subsidiary of Waxman Industries, Inc., for a cash price of approximately $33 million and the assumption of liabilities estimated at approximately $2 million (the "U.S. Lock Acquisition"). On January 8, 1999, the U.S. Lock Acquisition was completed, with an effective date of January 1, 1999. Waxman Industries, Inc. continues to own 44.4% of the Company.

         The factors considered by the Company in determining the price to be paid for the U.S. Lock Acquisition included its historical and expected growth rates, its historical and expected earnings before interest and taxes as well as the anticipated impact on the Company's financial results.

         The $33 million cash portion of the purchase price was financed by a term loan provided by First Union National Bank.

         A copy of the press release issued by the Company upon consummation of the U.S. Lock Acquisition is attached hereto as Exhibit 1 and is incorporated herein by reference.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

A & B) Financial Statements and Pro Forma Financial Information

Audited Financial Statements of the U.S. Lock Acquisition are currently unavailable; however they will be filed together with the Pro Forma Financial Statements of the Company as soon as they are available, but in no event beyond 60 days of the required filing date of this report.

C) Exhibits:

1. Press release issued by Barnett Inc. on January 7, 1999

2. Asset purchase agreement dated December 18, 1998 among Barnett Inc, Waxman Industries, Inc, and WOC Inc. (Incorporated by reference to Exhibit 3 of the Form 8-K dated January 15, 1999 filed by Waxman Industries, Inc.)




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                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           BARNETT INC.


                                           By /s/ ANDREA M. LUIGA
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                                                   Andrea M. Luiga
Dated: January 16, 1999             Vice President and Chief Financial Officer




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